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Filed Pursuant to Rule 424(b)(3) Registration No. 333-106300

APPLIED DIGITAL SOLUTIONS, INC.
PROSPECTUS SUPPLEMENT NO. 10
TO THE PROSPECTUS DATED SEPTEMBER 10, 2003

3,571,430 shares of Common Stock

        We are offering 3,571,430 shares of our common stock under the terms of six separate securities purchase agreements entered into on December 2, 2003, as amended on December 29, 2003, with each of First Investors Holding Co., Inc., Magellan International LTD, Islandia L.P., Midsummer Investment, Ltd., Omicron Master Trust, and Portside Growth and Opportunity Fund. On the fifth settlement date of December 30, 2003, First Investors Holding Co., Inc. purchased 1,500,000 shares, Magellan International LTD purchased 500,000 shares, Islandia L.P. purchased 571,429 shares, Midsummer Investment, Ltd. purchased 571,429 shares, Omicron Master Trust purchased 142,857 shares, and Portside Growth and Opportunity Fund purchased 285,715 shares.

        On December 2, 2003, we entered into securities purchase agreements with eight separate purchasers which collectively provided for the purchase of an aggregate of 8,000,000 shares of our common stock on up to four settlement dates following our filing of a report on Form 8-K reporting our entering into these agreements, which occurred on December 3, 2003. On December 29, 2003, we amended six of the eight securities purchase agreements to provide for a fifth settlement date. This prospectus supplement relates to the fifth settlement date of December 30, 2003, for purchases under the amended securities purchase agreements.

        In accordance with the terms of the securities purchase agreements, the shares are being purchased at a price of $0.38 per share. On December 29, 2003, the last reported sales price of our common stock (symbol: "ADSX") on the Nasdaq SmallCap Market was $0.42 per share.

        This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement covers our offering of up to 30 million shares of our common stock. This prospectus supplement provides specific information about the offering of common stock under this registration statement, and updates information provided in the prospectus dated September 10, 2003, as supplemented on September 19, 2003, on September 25, 2003, on September 30, 2003, on October 3, 2003, on October 8, 2003, on October 14, 2003, on December 9, 2003, on December 12, 2003 and on December 22, 2003. You should read both this prospectus supplement and the prospectus, as previously supplemented, carefully.

        AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 31, 2003.

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APPLIED DIGITAL SOLUTIONS, INC. PROSPECTUS SUPPLEMENT NO. 10 TO THE PROSPECTUS DATED SEPTEMBER 10, 2003